QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BANK OF HAWAII CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	99-0148992 (I.R.S. Employer Identification No.)
130 Merchant Street Honolulu, Hawaii (Address of Principal Executive Offices)	96813 (Zip Code)

BANK OF HAWAII CORPORATION
2004 STOCK AND INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Cori C. Weston
Senior Vice President and Corporate Secretary
Bank of Hawaii Corporation
130 Merchant Street
Honolulu, Hawaii 96813
(Name and address of agent for service)
 (808) 537-8272
(Telephone number, including area code)

Copy to:
 Charles A. Sweet, Esq.
Carlsmith Ball LLP
ASB Tower, Suite 2200
1001 Bishop Street
Honolulu, Hawaii 96813
(808) 523-2500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.01 par value	700,000(1)	$44.31(2)	$31,017,000(2)	$3,929.85

(1)
The Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan (the "Plan") currently authorizes the issuance of up to 700,000 shares of common stock, $0.01 par value ("Common Stock"), all of which are being registered hereunder. -0- shares of Common Stock authorized to be issued under the Plan are subject to outstanding options granted under the Plan and 700,000 currently are available for future grants thereunder.

(2)
Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the amount of the registration fee. The proposed maximum offering price per share was determined by calculating the weighted average exercise price of the 700,000 shares of Common Stock being offered at an exercise price of $44.31, based on the average of the high and low price per share of the Common Stock on May 6, 2004, as reported by the New York Stock Exchange.

The Exhibit Index is on page 9.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        We incorporate by reference the following documents previously filed with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "Exchange Act"):

  •
  The Annual Report on Form 10-K of Bank of Hawaii Corporation (the "Company"), SEC File No. 001-06887, for the fiscal year ended December 31, 2003, as filed with the SEC on February 27, 2004.

  •
  The Company's definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 18, 2004.

  •
  The Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2004, as filed with the SEC on April 28, 2004.

  •
  The two Current Reports on Form 8-K of the Company as filed with the SEC on April 27, 2004.

  •
  The description of the Company's Common Stock contained in the Form S-8 filed under the Company's former name, Bancorp Hawaii, Inc., on March 18, 1991, including any amendment or any report or other filing with the SEC filed subsequent thereto and updating that description.

        We also incorporate by reference all documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before we file a post-effective amendment indicating that all securities offered by this registration statement have been sold or deregistering all securities remaining unsold.

        Any statement contained or incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that it is modified or superceded by any other statement in this registration statement or in any subsequently filed document that is incorporated by reference. Any statement modified in this manner shall not be deemed to be a part of this registration statement, and any statement superseded in this manner shall not be deemed to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a Delaware corporation to indemnify its directors, officers, employees and agents against certain liabilities and expenses they may incur in such capacities, and provides that such persons have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of certain types of actions or any claim, issue or matter therein. The indemnification provided by Section 145 is not exclusive of any other indemnification rights that may exist under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Article VI of the registrant's bylaws require that the registrant indemnify and hold harmless, to the fullest extent permitted by application law (including circumstances in which indemnification is otherwise discretionary) any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant or is or was serving at its request as a director, officer, employee or agent or another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (including service with respect to employee benefit plans) against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. In addition, the registrant maintains insurance under which its directors, officers and employees and agents are insured against certain liabilities. Also, the registrant's Certificate of Incorporation includes provisions which eliminate the personal liability of registrant's directors for monetary damages resulting from breaches of their fiduciary duty of care, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Sections 174 of the DGCL (concerning the willful or negligent violation of statutory provisions precluding payment of certain dividends and certain stock purchases or redemptions) or for any other transactions from which the director derived an improper personal benefit.

Item 7. Exemption from Registration.

        Not applicable.

Item 8. Exhibits.

4.1	—	Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan (incorporated by reference from Appendix C to the Company's Definitive Proxy Statement on Schedule 14A for the 2004 Annual Meeting of Shareholders, as filed with the SEC on March 18, 2004).
4.2	—
Certificate of Incorporation of Bank of Hawaii Corporation, formerly known as Pacific Century Financial Corporation and Bancorp Hawaii, Inc. (incorporated by reference from Appendix C to the Company's Definitive Proxy Statement on Schedule 14A for the 1998 Annual Meeting of Shareholders, as filed on March 13, 1998 (the "1998 Proxy Statement")).
4.2	—	Amendment No. 1 to the Company's Certificate of Incorporation filed on May 20, 1999 (incorporated by reference from Appendix C to the Company's Definitive

Proxy Statement on Schedule 14A for the 1999 Annual Meeting of Shareholders, as filed on March 8, 1999).
4.2	—
Amendment No. 2 to the Company's Certificate of Incorporation filed on April 26, 2002 (incorporated by reference from Exhibit 3.3 to the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2002, as filed on February 28, 2003).
4.3	—	Bylaws of the Company (incorporated by reference from Appendix D to the 1998 Proxy Statement).
5.1	—	Opinion of Carlsmith Ball LLP regarding legality of securities being registered.
23.1	—	Consent of Ernst & Young LLP.
23.2	—	Consent of Carlsmith Ball LLP (included in Exhibit 5.1).
24.1	—	Power of Attorney (included on pages 6-8).

Item 9. Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information required to be included in a post-effective amendment by those paragraphs and which is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, duly thereunto authorized, in the City and County of Honolulu, State of Hawaii, on May 7, 2004.

BANK OF HAWAII CORPORATION
By:	/s/ MICHAEL E. O'NEILL Michael E. O'Neill Chairman of the Board and Chief Executive Officer
By:	/s/ ALLAN R. LANDON Allan R. Landon President and Chief Operating Officer

        Each person whose signature appears below hereby constitutes and appoints each of Michael E. O'Neill, Allan R. Landon and Neal C. Hocklander as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

        In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ MICHAEL S. O'NEILL Michael S. O'Neill	Chairman of the Board and Chief Executive Officer	May 7, 2004
/s/ ALLAN R. LANDON Allan R. Landon	Director, President and Chief Operating Officer	May 7, 2004

S. Haunani Apoliona	Director	May , 2004
Peter D. Baldwin	Director	May , 2004
/s/ MARY G. F. BITTERMAN Mary G. F. Bitterman	Director	May 7, 2004
/s/ MICHAEL F. CHUN Michael F. Chun	Director	May 7, 2004
/s/ CLINTON R. CHURCHILL Clinton R. Churchill	Director	May 7, 2004
/s/ DAVID A. HEENAN David A. Heenan	Director	May 7, 2004
Robert A. Huret	Director	May , 2004
Martin A. Stein	Director	May , 2004
Donald M. Takaki	Director	May , 2004
/s/ BARBARA J. TANABE Barbara J. Tanabe	Director	May 7, 2004
Robert W. Wo., Jr.	Director	May , 2004

/s/ RICHARD C. KEENE Richard C. Keene	Vice Chairman and Chief Financial Officer	May 7, 2004
/s/ BRIAN T. STEWART Brian T. Stewart	Executive Vice President and Controller	May 7, 2004

Exhibit Index

4.1	—	Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan (incorporated by reference from Appendix C to the Company's Definitive Proxy Statement on Schedule 14A for the 2004 Annual Meeting of Shareholders, as filed with the SEC on March 18, 2004).
4.2	—
Certificate of Incorporation of Bank of Hawaii Corporation, formerly known as Pacific Century Financial Corporation and Bancorp Hawaii, Inc. (incorporated by reference from Appendix C to the Company's Definitive Proxy Statement on Schedule 14A for the 1998 Annual Meeting of Shareholders, as filed on March 13, 1998 (the "1998 Proxy Statement")).
4.2	—
Amendment No. 1 to the Company's Certificate of Incorporation filed on May 20, 1999 (incorporated by reference from Appendix C to the Company's Definitive Proxy Statement on Schedule 14A for the 1999 Annual Meeting of Shareholders, as filed on March 8, 1999).
4.2	—
Amendment No. 2 to the Company's Certificate of Incorporation filed on April 26, 2002 (incorporated by reference from Exhibit 3.3 to the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2002, as filed on February 28, 2003).
4.3	—	Bylaws of the Company (incorporated by reference from Appendix D to the 1998 Proxy Statement).
5.1	—	Opinion of Carlsmith Ball LLP regarding legality of securities being registered.
23.1	—	Consent of Ernst & Young LLP.
23.2	—	Consent of Carlsmith Ball LLP (included in Exhibit 5.1).
24.1	—	Power of Attorney (included on pages 6-8).

QuickLinks

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
Exhibit Index